500 President Clinton Ave. Suite 300, Little Rock, AR 72201

INUVO REPORTS 2016 FOURTH QUARTER REVENUE OF $19.7 MILLION and WILL HOST CONFERENCE CALL ON February 13th
LITTLE ROCK, AR--(Marketwired – February 6, 2017) - Inuvo, Inc. (NYSE MKT: INUV), an advertising technology and digital publishing company, today announced that the Company anticipates reporting net revenue for the fourth quarter of 2016 of $19.7 million, an increase of 12.5% sequentially. For the full year 2016, the Company expects net revenue of $71.5 million and another consecutive year of positive adjusted EBITDA.
The Company's independent accountants are currently finalizing the audit and financial statements. The Company expects to announce the final results on February 13, 2017, and host a conference call the same day at 4:15 p.m. (EST) to discuss its financial results.
"We had a successful fourth quarter and holiday season largely driven by strong demand from advertisers. Revenues for the fourth quarter exceeded expectations. We are looking forward to another great year in 2017," stated Richard Howe, Chief Executive Officer of Inuvo.
Conference Call Information:
Date: Monday, February 13, 2017
Time: 4:15 p.m. EST
Domestic Dial-In: 1-888-461-2031
International Dial-In: 1-719-325-2228
Webcast: http://public.viavid.com/index.php?id=122804

A telephone replay will be available through February 27, 2017. To access the replay, please dial 1-844-512-2921 (domestic) or 1-412-317-6671 (international). At the system prompt, enter the code 6399563 followed by the # sign. You will then be prompted for your name, company and phone number. Playback will then automatically begin.
About Inuvo, Inc.
Inuvo®, Inc. (NYSE MKT: INUV) is an advertising technology and digital publishing business that serves hundreds of millions of income generating ads monthly across a network of websites and apps serving desktop, tablet and mobile devices. To learn more about Inuvo, please visit www.inuvo.com or download our app for Apple iPhone or for Android.
Forward-looking Statements
This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "anticipate," "plan," "will," "intend," "believe" or "expect'" or variations of such words and similar expressions are intended to identify such forward-looking statements.
These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including, without limitation, statements made with respect to expectations with respect to our lack of profitable operating history, changes in our business, potential need for additional capital, fluctuations in demand; changes to economic growth in the U.S. economy; and government policies and regulations, including, but not limited to those affecting the Internet, all as set forth in our Annual Report on Form 10-K for the year ended December 31, 2015 and our most recent Form 10-Q. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of Inuvo and are difficult to predict. Inuvo undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.
Inuvo, Inc.
Wally Ruiz
Chief Financial Officer
501-205-8397
wallace.ruiz@inuvo.com
or
KCSA Strategic Communications
Valter Pinto, Investor Relations
212-896-1254
valter@kcsa.com

www.inuvo.com